UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MAC-GRAY CORPORATION
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April 22, 2009

Dear Fellow Shareholder:

By now, you have likely received communications from a dissident shareholder, Fairview Capital.  They have initiated a disruptive and costly proxy contest with a goal of installing two of its hand-picked candidates, including one of its own fund managers, onto your Board.  In pursuing their narrow agenda by misrepresenting the value that recent acquisitions have had for this Company, and by making incorrect statements about certain compensation matters, they are waging a campaign to remove the Company’s Chairman and CEO, as well as an essential director.

For the benefit and the interests of all Mac-Gray shareholders, we strongly urge you to reject the dissident’s nominees who lack the necessary experience required to serve on your Board and re-elect Mac-Gray’s experienced and highly-qualified directors — Chairman and CEO Stewart G. MacDonald and independent director Christopher T. Jenny — by signing, dating and returning the enclosed WHITE proxy card today!

DISSIDENT HAS IT WRONG AND IS DISTORTING THE TRUTH:
ACQUISITIONS ARE BENEFICIAL TO VALUE OF COMPANY

The acquisitions completed from 2004 to 2008 have resulted in an increase in adjusted EBITDA margin from 18.8% to 20.7%, which was achieved in an extremely challenging business environment.  The success of the acquisitions has enabled Mac-Gray to rapidly pay down debt at a $40 million rate over the past 12 months.  While Mac-Gray has benefited from the acquisitions in the short-term, the full potential of the acquisitions will drive shareholder value over the long-term.

The dissident is claiming that Mac-Gray’s acquisition strategy has “failed” when the truth is that these acquisitions are succeeding.  The dissident is attempting to distort the facts for their own gain.  They present misleading information about the Company’s acquisitions by not factoring in all the meaningful data and by refusing to look at the right time horizon.

There are certain governing facts about the laundry facilities management business:

1.               the greater a branch’s size, the more economies of scale can be realized;

2.               the greater the density of operations, the higher the margins and profitability;

3.               customer contracts are long-term in nature, generally lasting seven years or more; and

4.               over a long period of time a high percentage of these contracts typically renew, creating an annuity-like cash flow.

In the years 2004-2007, Mac-Gray had an unusual opportunity to acquire three portfolios of business that were among the strongest and best run in the industry. The Board thoroughly reviewed the financial implications of these opportunities in light of the strategic advantages and the long-term cash flow represented by them. The Board carefully analyzed the opportunities, knowing that the debt would temporarily depress EPS, but also knowing that they would deliver strong cash flow and better margins from the broader business.

The acquisitions we chose to complete since January 2004 have expanded the Company’s footprint to 43 states and given us significant size, which enables us to gain economies of scale, resulting in lower SG&A costs on a percentage basis, as well as lower vehicle leasing costs, and equipment purchasing costs.  In the fourth quarter of 2003, just before we made our first acquisition in January 2004, SG&A costs as a percentage of revenue were 14.5%.  In the fourth quarter of 2008, SG&A costs as a percentage of revenue had declined to 11.2%.  Given that most of Mac-Gray’s costs are relatively fixed, this considerable improvement has been derived directly from acquisition activity.

Acquisitions have also supplied us with significant and valuable density in many of the markets in which we operate.  Consider the impact of the ALC acquisition we made in April 2008 on the four largest branches affected — Dallas, Denver, Phoenix and Seattle.  More than 80% of the acquired assets overlapped with Mac-Gray’s existing footprint. Despite the ongoing recession that is affecting revenue in all of our markets, we sharply improved profitability in those four markets in just one year’s time.

Year-over-year effect of the ALC acquisition on profitability:

Dallas branch profit margin:

Q1 2008:            26.3%

Q1 2009:            32.6%

Denver branch profit margin:

Q1 2008:            21.6%

Q1 2009:            34.8%

Seattle branch profit margin:

Q1 2008:            22.6%

Q1 2009:            29.6%

Phoenix branch profit margin:

Q1 2008:            37.0%

Q1 2009:            38.1%

In just 12 months’ time, the effect of the ALC acquisition is clear.  It has increased the profitability of the four most affected branches, and in every case, has undoubtedly limited deterioration from the recession.  These numbers validate management’s strategy and show the positive effect the ALC acquisition has had on the entire business.

To examine the density effect over a longer period of time, consider a New England acquisition we completed in January of 2006 and how it has affected the profitability of the Boston branch where it was integrated.  This acquisition is a good example because the Boston market has been less affected by the recession’s impact on apartment occupancy rates and has therefore been relatively stable in terms of equipment usage.  Also, the Boston operation was, and still is, the Company’s largest single business unit, so an improvement of this size represents a meaningful increase in profitability.

The three-year impact of the January 2006 acquisition on the profitability of the Boston Branch has been:

2005 profit margin:     32.8%

2008 profit margin:     34.7%

This demonstrates not only how density serves to enhance profitability but also how the Company is able to maintain the improved margins that come with in-market acquisitions.

The dissident has also chosen to judge our acquisition activity without consideration for what declining apartment occupancy rates and the recession have done to the entire business during the past few years.  If we had not completed these acquisitions, then the core business likely would have shrunk and margins certainly would have fallen.  So when they claim that adjusted EBITDA margins are “only marginally better” — increasing from 18.8% in 2004 to 20.7% (Information from Mac-Gray 2008 Form 10-K, Item 6, Selected Financial Data) in 2008 — they are conveniently ignoring the environment in which all our businesses are operating.  The acquisitions successfully diversify Mac-Gray’s revenue base over a larger geographic footprint, somewhat insulating the Company from regional volatility.

These acquisitions have also positioned Mac-Gray as the undisputed leader in several markets. The combination of this strong market presence combined with the Company’s service standards and technology offerings should lead to increased revenue opportunities and improved profitability in the years to come.

MAC-GRAY’S STRATEGY IS WORKING:

$10 MILLION IN FIRST QUARTER DEBT REDUCTION

Look no further than the preliminary data we announced on April 15th to see the latest proof that the strategy of expanding the business to create a stronger cash flow is working.  In the first quarter of 2009, we reduced funded debt by $10.2 million.  We have now lowered funded debt by $40 million during the past 12 months and are rapidly improving leverage ratios and lowering interest expense.  This is the direct result of our disciplined approach in making capital expenditures, the density we have gained through acquisitions, and the high IRR we demand for both new and renewed contracts, combined with the fact that there have been no acquisitions in the past 12 months.

The dissident has claimed that we have put shareholders at risk with our debt levels.  The truth is that we have proven our ability to rapidly pay down debt time and time again.  And ultimately you, the shareholders, are benefitting.  In deciding to close 13 acquisitions out of those we considered during the past five years, we rightfully chose not to dilute shareholders.  We took advantage of the Company’s strong reputation and track record with the banking community, as well as low interest rates, to make the acquisitions with borrowed funds instead of common stock.  In doing so, equity shareholders are positioned to reap all the benefits as we continue to lower debt and as these acquisitions are brought to their full potential in the years ahead.

Of course that borrowed debt has increased interest expense significantly, which is probably why the dissident chooses to focus on EPS.  It suits their purpose, even though seasoned investors realize that EPS will always be negatively distorted by both the temporarily high interest obligations and the accelerated depreciation that are part of acquisitions.  As opposed to EPS, EBITDA (as adjusted) has increased at a compounded average rate of 21.7% since 2003, outpacing revenue’s compounded rate of 19.7%.

DISSIDENT MADE INCORRECT STATEMENTS ABOUT THE COMPENSATION OF
MANAGEMENT AND THE STOCK OWNERSHIP OF YOUR BOARD

The dissident has claimed that “in 2008, the bonus objectives for revenue and EBITDA were set such that they could only be achieved with a major acquisition.” The facts do not support this assertion. After the ALC acquisition in April 2008, the Board demanded a completely new “post-acquisition” budget from management and set new 2008 compensation targets accordingly so that management would get no assistance from the acquisition. The acquisition had no impact on whether or not targets were achieved. The EPS target was set lower than it had been for 2007 because of the impact of higher interest costs associated with the acquisition borrowing. You cannot add $116 million of debt and expect EPS to rise nine months later, at least not in this business. The dissident wants you to believe it was set lower in order to accommodate management hitting some goal. That is incorrect.

The dissident has also made a misrepresentation of your Board’s share ownership. They state that “unlike the current Directors, Scott Clark and Bruce Ginsberg will choose to receive 100% of their Director’s fees in stock” The facts are that three independent members of the Board, including Christopher T. Jenny who is one of the Directors they seek to replace, have long taken 100% of their Director’s fees in stock. Of the other four of us, two take 67% of their fees in stock, and two take 50%.

Most alarming, the dissident chose to not acknowledge that in 2008 your Board set minimum share ownership guidelines for directors, requiring that any member of the Board own approximately six times the value of their board retainer in stock. At current pay rates, it requires us to own approximately $180,000 worth of Mac-Gray stock in our own name. This decision was the result of what we believe was a very good suggestion from one of the Company’s institutional shareholders, and this information was made public in a filing with the SEC in June 2008. The dissident has chosen to ignore that fact.

THE DISSIDENT’S NOMINEES LACK THE NECESSARY EXPERIENCE REQUIRED

TO SERVE ON YOUR BOARD

On numerous occasions, the dissident has made one thing clear — they do not understand our facilities management business, even though they state “our views on Mac-Gray are very well informed.”  After carefully considering the dissident’s nominees, your board unanimously determined that these individuals do not possess the qualifications necessary to serve as Mac-Gray directors.

Consider the following facts about the dissident group’s nominees:

•                  Scott W. Clark has been an employee of Fairview Capital Investment Management, LLC, and its affiliated companies since he graduated from business school.  Mr. Clark has neither operational management nor public company board experience.

•                  Bruce C. Ginsberg is president of an ice cream vending company that has remained in an “early stage” of development since 2002, and has focused on an ice cream distribution business in New England for his career.  Mr. Ginsberg has no public company management or board experience.

We ask our shareholders to carefully consider what expertise these nominees will provide to your Company, and whether they will responsibly make decisions in the best interests of all Mac-Gray shareholders.

UNCOMPROMISING DISSIDENT UNDERSTANDS
MR. MACDONALD AND MR. JENNY ARE CRITICAL TO MAC-GRAY’S SUCCESS

Mac-Gray currently has a strong, committed board consisting of Mr. MacDonald, Mr. Jenny and the other six independent members listed below.  Through the nomination of its own candidates, the dissident is attempting to remove two of the strongest members of the Board.  We believe that removing the Company’s CEO and a critical, strategic voice in Mr. Jenny would be a disruptive and destabilizing event for Mac-Gray.  The dissident now seems to understand this, as reflected in its communication of last week.

On April 16, the dissident offered a “compromise” to the Company whereby they would drop the proxy contest if Mac-Gray would accept their two board candidates by expanding your Company’s Board by one seat and eliminating one of your existing eight Board members, excluding Mr. MacDonald.  They proposed this because other major shareholders have told them that not having Mr. MacDonald on the Board is destructive.  They also did not specify to remove Mr. Jenny, because they have likely also learned that he is in fact a valuable member of your Board, well regarded by those shareholders who have met him. The dissident has essentially not conceded anything in their latest proposal, and are maintaining their inflexible pursuit of two board seats.

As mentioned in the Company’s previous letter to you, we are working from a strategic industry perspective and not a third-party, short-term agenda.  We understand what it takes to be successful in this business and the dissident does not.  Your current Board has the experience to guide this Company through its next phase — strengthening its balance sheet and harvesting the benefits of its larger footprint.  We are confident that the strategic direction of debt-reduction combined with increased operating efficiencies is the right path for Mac-Gray in the current financial environment and, more importantly, will deliver outstanding results for you, our shareholders.

We appreciate your continued support.  We remain committed to a long-term strategy that will benefit ALL shareholders in the years ahead.

Sincerely,

/s/	/s/	/s/
Thomas E. Bullock	Edward F. McCauley	David W. Bryan

/s/	/s/	/s/
Mary Ann Tocio	William F. Meagher, Jr.	Alastair G. Robertson

YOUR VOTE IS IMPORTANT; PROTECT YOUR INVESTMENT IN MAC-GRAY
PLEASE RETURN THE WHITE PROXY CARD TODAY!

The 2009 Annual Meeting of Stockholders is scheduled for Friday, May 8, which is less than a month away.  Please protect your interests by voting.  We want each of our shareholders to play a role in shaping the future of your Company and your vote matters to us.  Please sign, date and return the enclosed WHITE proxy card today!  If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, which is assisting the Company in this matter, toll-free at (800) 322-2885 or proxy@mackenziepartners.com.

Important Information

In connection with the solicitation of proxies, on April 3, 2009, Mac-Gray Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2009 Annual Meeting. MAC-GRAY’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY MAC-GRAY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov. The Company’s definitive proxy materials are also available for free from Mac-Gray Corporation at http://www.macgray.com/proxy, by writing to Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451, Attention: Secretary, Linda A. Serafini, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Mac-Gray Corporation and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mac-Gray in connection with the Company’s 2009 Annual Meeting of Stockholders.  Information concerning the interests of participants in the solicitation of proxies is included in the definitive proxy statement filed by Mac-Gray with the SEC on April 3, 2009 in connection with its 2009 Annual Meeting of Stockholders.